CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption "Financial Highlights" for the Treasury Portfolio in the DWS U.S. Treasury Money Fund Class S Prospectus and Investment Class Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Investors Cash Trust Statements of Additional Information and to the incorporate by reference in Post-Effective Amendment Number 28 to the Registration Statement (Form N-1A, No. 33-34645) of our report dated May 8, 2006, on the financial statements and financial highlights of the Treasury Portfolio included in the Investors Cash Trust Service Shares Annual Report and the Premier Money Market Shares Annual Report each dated March 31, 2006.

                                                     /s/ ERNST & YOUNG LLP


Boston, Massachusetts
July 25, 2006